EXHIBIT 2.6
October 10, 1995


Kinark Corporation
7060 South Yale Avenue
Suite 603
Tulsa, Oklahoma  74136

     Re:  Option to Purchase Shares of Rogers Galvanizing Company ("Rogers")

Ladies and Gentlemen:

     In consideration of a $100.00 option fee paid to me by you, I hereby grant to you an option (the "Option") to purchase 13 shares of the common stock of Rogers (the "Shares") owned by me. I hereby represent and warrant to you that I am the sole beneficial and record owner of the Shares. The Option shall expire 180 days from the date of this agreement. The purchase price for the Shares pursuant to exercise of the Option shall be $7,100.00 per share, or an aggregate of $92,300.00 for all of my Shares.

     You may exercise the Option by giving written notice to me. Upon exercise of the Option, (i) I agree to transfer to you good and marketable title to the Shares, free and clear of all liens, pledges, encumbrances, claims, charges, assessments, and restrictions and to deliver to you the certificates representing the Shares properly endorsed for transfer to you, and (ii) you agree to deliver to me by cashier's or certified check, wire transfer or other immediately available funds the aggregate purchase price payable by you to me for the Shares.

     You and I hereby agree to execute such further documents and take such further actions as may be necessary to legally consummate the transactions contemplated hereby. This option agreement shall be binding upon and shall inure to the benefit of each of us and our respective successors, representatives, administrators or heirs, and any subsequent transferee of the Shares. The validity and effectiveness of this option agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (the state where Rogers is incorporated).

                              Very truly yours,


                                                            (L.S.)
                              H.R. Morris
                              1526 South 145th West Avenue
                              Sand Springs Oklahoma  74063

Accepted and agreed:

KINARK CORPORATION

By:
     Paul R. Chastain
     President and Chief Executive Officer